Exhibit 99.1

July 23, 2012
Quarterly Report
Second Quarter 2012

We are pleased to report that through the second quarter ended June 30, 2012, earnings for your company were up 26.6% when compared to the June 30, 2011 earnings. On a year to date basis, we earned $3.40 million compared to $2.68 million for the six months ended June 30, 2011. We reported $1.78 million in profit for the second quarter of 2012, compared to $1.42 million for the second quarter of 2011, a 25.1% increase. Earnings per share on a fully diluted basis increased from $0.98 per share in 2011 to $1.25 per share for the six months ended June 30, 2012.

Our total assets increased from $648.2 million to $670.5 million, a 3.5% increase. Total net loans increased by 3.2% from $402.9 million to $415.6 million. Net interest margins have remained stable for the year. This has been helped by an ability to control our cost of deposits while increasing our loan balances.

Nationally, the economy appears to be growing at a very moderate pace of 1.0% to 1.5% in the second quarter. Unemployment rates continue to be higher than desired at 8.2%. In Kentucky, we are still higher than the national average, but in the eight markets in which we operate we are seeing improvement, as they are all below the state averages.

The stock market, which had been showing signs of improvement through the first part of the year, has been a little weaker as of late. Some of this has had to do with the expected weaker second quarter of the year but has also been impacted by the uncertainties in Europe.

In our local markets, we are seeing positive movement in the housing market. Our applications for residential mortgages are increasing, with
more customers interested in   purchasing homes. Additionally, we have
seen increased requests for construction loans for the first time in two years.

We have also seen an increase in our business lending activity as customers are looking more and more for opportunities than they have in recent times. If these trends continue, we are cautiously optimistic about the economy of the markets in which we operate.

In May, we welcomed Aaron Roberts as a Regional Director for our East Kentucky Board. He is a Rowan County native, a graduate of Morehead State University, and the owner of Aaron?s Best One Tire in Morehead. He has been very active in his community and we look forward to his assistance with our growth in that market.

Our economy is improving, but there is still significant improvement that has yet to take place. Your company is in a position to deal with the challenges ahead and to capitalize on opportunities as they arise.

Kentucky Bank ranks 15th in size among the 177 banks headquartered in the Commonwealth of Kentucky. Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, Sandy Hook, Versailles, Wilmore and Winchester.

As always, we appreciate your support.

/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED

CONSOLIDATED BALANCE SHEET
                                                                                Percentage
                                                 6/30/2012       6/30/2011        Change
Assets
  Cash & Due From Banks                        $  15,204,048   $  13,547,467       12.2%
  Securities                                     184,962,107     173,611,167        6.5
  Loans Held for Sale                                 92,000         513,900      -82.1
  Loans                                          421,398,577     408,515,863        3.2
  Reserve for Loan Losses                          5,788,737       5,641,760        2.6
    Net Loans                                    415,609,840     402,874,103        3.2
  Federal Funds Sold                                 110,000         106,000        3.8
  Other Assets                                    54,564,593      57,507,552       -5.1
     Total Assets                              $ 670,542,588   $ 648,160,189        3.5%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                     $ 137,710,763   $ 126,399,413        8.9%
    Savings & Interest Checking                  214,859,811     180,542,318       19.0
    Certificates of Deposit                      190,560,577     210,051,532       -9.3
      Total Deposits                             543,131,151     516,993,263        5.1
  Repurchase Agreements                            4,691,782       4,488,530        4.5
  Other Borrowed Funds                            44,115,466      56,109,788      -21.4
  Other Liabilities                                6,239,616       5,032,243       24.0
    Total Liabilities                            598,178,015     582,623,824        2.7
  Stockholders' Equity                            72,364,573      65,536,365       10.4
    Total Liabilities & Stockholders? Equity   $ 670,542,588   $ 648,160,189        3.5%


CONSOLIDATED INCOME STATEMENT

                                                 Six Months Ending                     Three Months Ending
                                                                  Percentage                             Percentage
                                        6/30/2012     6/30/2011     Change    6/30/2012     6/30/2011      Change
Interest Income                        $ 14,483,259  $ 15,139,200   -4.3%    $ 7,320,886   $ 7,681,644    -4.7%
Interest Expense                          2,014,356     3,103,202   -35.1        961,679     1,465,720   -34.4
  Net Interest Income                    12,468,903    12,035,998     3.6      6,359,207     6,215,924     2.3
Loan Loss Provision                       1,000,000     1,450,000   -31.0        550,000       700,000   -21.4
  Net Interest Income After Provision    11,468,903    10,585,998     8.3      5,809,207     5,515,924     5.3
Other Income                              4,977,591     4,100,992    21.4      2,481,443     2,273,525     9.1
Other Expenses                           12,292,554    11,560,448     6.3      6,084,940     6,130,935    -0.8
  Income Before Taxes                     4,153,940     3,126,542    32.9      2,205,710     1,658,514    33.0
Income Taxes                                758,035       443,350    71.0        427,831       237,731    80.0
  Net Income                           $  3,395,905  $  2,683,192    26.6    $ 1,777,879   $ 1,420,783    25.1
Net Change in Unrealized Gain (loss)
  on Securities                           1,276,805     3,101,686   -58.8      1,768,232     1,807,535    -2.2
  Comprehensive Income                 $  4,672,710  $  5,784,878   -19.2%   $ 3,546,111   $ 3,228,318     9.8%

Selected Ratios
  Return on Average Assets                     1.00%         0.82%                  1.05%         0.87%
  Return on Average Equity                     9.61          8.55                  10.01          8.85

  Earnings Per Share                        $  1.25       $  0.98                $  0.65       $  0.52
  Earnings Per Share - assuming dilution       1.25          0.98                   0.65          0.52
  Cash Dividends Per Share                     0.46          0.44                   0.23          0.22
  Book Value Per Share                        26.61         23.96

  Market Price                         High        Low         Close
    Second Quarter '12                 $23.90      $20.20      $21.00
    First Quarter '12                  $23.49      $19.05      $22.00